15000

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110390168-11
	Filing Date and Time 05/25/2011 2:55 PM
	Entity Number E0127052010-3

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

IZEA Holdings, Inc.

2. The original class or series of stock set forth:

Series A Convertible Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

Section 1 shall be amended and restated as follows:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue Two Hundred and Forty (240) shares of Series A Preferred Stock, par value, $0.0001 per share (the "Series A Preferred Stock").

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.